Exhibit 99.1

December 16, 2022

Dear Shareholders,

On December 7th, 2022, at the annual shareholder meeting of Rodin Income Trust, Inc. (“Rodin Income” or the “Company”), where a quorum was present, shareholders approved (i) the assignment of substantially all of the Company’s assets to Cantor Realty Fund III, L.P. (the “Asset Assignment”) and (ii) the adoption of a plan of liquidation and dissolution of the Company (the “Plan”).

The Company subsequently completed the Asset Assignment on December 12, 2022 and is in the process of winding up its affairs and distributing its remaining assets to shareholders in accordance with the Plan. The Company anticipates that the corresponding liquidation distribution will be sent to shareholders prior to the end of December 2022.

The Asset Assignment is the culmination of a thorough exploration of strategic alternatives by the Company’s Board of Directors (the “Board”), which began following the completion of the Company’s initial public offering in May 2021. After due consideration of all alternatives reasonably available to the Company, the Board decided that pursuing a liquidity event in the form of the Asset Assignment to be the best alternative to enhance shareholder value. The cash amount received by the Company related to the Asset Assignment was based upon the most recent valuation of such assets as of June 30, 2022 (less amounts prepaid by the borrower subsequent to such date), as determined by Robert A. Stanger & Co., Inc., the Company’s independent valuation firm.

Rodin Income accepted its first third-party Class I shareholder on November 9, 2018, at a net asset value per share of $23.61. An investor who purchased Class I shares on such date and elected to participate in the distribution reinvestment program (the “Sample Investor”) would have received distributions totaling $7.70 per share over the approximate four-year hold period, which equates to an 8.12% annualized distribution rate.1 The liquidation value of the Company, net of fees and expenses related to the liquidation, is estimated to be $22.52 per share.2 As such, if the estimated liquidation proceeds are paid on December 19, 2022, the Sample Investor would have received an estimated total return of 27.1%, which equates to an annualized rate of return of 6.0%.3 This compares favorably to the FTSE NAREIT Mortgage REIT Index, an index tracking publicly traded mortgage REITs, which delivered a total return of -15.43% and an annualized return of -3.94% over a similar time period.4

Over the life of the Company, Rodin Income shareholders received consistent monthly distributions despite several macro-economic challenges, including the COVID-19 pandemic, heightened inflation not experienced in the U.S. in 40 years, rising interest rates, and material equity market declines.

All distributions, including the final liquidating distribution, will be reported to each stockholder on Form 1099-DV for the calendar year 2022. Stockholders are advised to consult their tax advisor regarding liquidating distributions according to their specific tax situation.

Thank you for your support of Rodin Income. We value the trust and confidence you placed in us and are pleased that we were able to accomplish the Company’s primary investment objectives of principal protection and consistent monthly distributions.

If you have any questions, please contact your financial advisor, or feel free to contact Cantor Fitzgerald at cfsupport@cantor.com or (855) 9-CANTOR.

Thank you,

Rodin Income Trust, Inc.

About Cantor Fitzgerald, L.P.

About Cantor Fitzgerald,

L.P. Founded in 1945, Cantor Fitzgerald is a leading financial services firm with over 12,000 employees globally. Cantor Fitzgerald & Co. is a preeminent investment bank serving more than 7,000 institutional clients around the world, recognized for its strengths in fixed income and equity capital markets, investment banking, real estate, prime brokerage, SPAC underwriting, PIPE placements, asset management, and its global distribution platform. For more information, please visit: www.cantor.com.

Cantor Fitzgerald refers to Cantor Fitzgerald, L.P., its subsidiaries, including Cantor Fitzgerald & Co., and its affiliates including BGC Partners (NASDAQ: BGCP) and Newmark (NASDAQ: NMRK)

About Cantor Fitzgerald Asset Management

Cantor Fitzgerald Asset Management (“CFAM”) provides investment management, asset management, and advisory services to investors in global equity, fixed income, multi-asset, real estate, infrastructure, and private markets with a specialized and robust client services model supporting a global client base ranging from leading institutional investors to high-net-worth individuals. CFAM has more than $10 billion in assets under management across mutual funds, interval funds, exchange-traded funds (ETFs), separately managed accounts (SMAs), unified managed accounts (UMAs), non-traded REITs, opportunity zone funds, 1031 and 721 exchange vehicles, and other private placements. In 2021, Cantor Fitzgerald’s family of real assets businesses completed approximately $140 billion in real assets-related transactions with expertise across investing, leasing, managing, and financing. The experience and knowledge of our senior leadership and portfolio management teams combined with the financial services prowess of industry leader, Cantor Fitzgerald, enable the delivery of a platform of solutions across a comprehensive range of capabilities.

1 The annualized distribution rate is based on the net asset value of the Class I shares effective on November 9, 2018. The period for which the rate is calculated begins on November 9, 2018, and continues until the last date distributions were accrued on November 14. 2022

2 The liquidation value is not final and is subject to change.

3 Represents performance of an investor purchasing Class I shares on the same date as the first third-party Class I share investor. Class I Shares accounted for 22% of our issued and outstanding common shares as of November 14, 2022 and have no upfront sales load. Performance varies by share class and original investment date. Over the same period, Class A shares (without sales load) would have returned 27.1% and an annualized return of 6.0%, Class A shares (with sales load) would have returned 20.8% and an annualized return of 4.7%, Class T shares (without sales load) would have returned 22.3% and an annualized return of 5.0%, and Class T shares (with sales load) would have returned 19.6% and an annualized return of 4.5%. Returns shown reflect the percent change from the NAV per share from the beginning of the applicable period to the estimated liquidation proceeds per share, plus the amount of any distributions per share declared in the period. All returns shown assume reinvestment of distributions pursuant to RIT’s distribution reinvestment plan, are derived from unaudited financial information, and are net of all RIT expenses, including general and administrative expenses, transaction-related expenses, management fees, performance participation allocation, and share class-specific fees, but exclude the impact of early repurchase deductions on the repurchase of shares that have been outstanding for less than one year. The returns have been prepared using unaudited data and estimated liquidation proceeds of the Company, which are based on the sale price of the investment assets and estimated costs associated with the liquidation.

4 Represents the FTSE NAREIT Mortgage REITs Index’s total and annualized return from September 30, 2018, through November 30, 2022. The FTSE NAREIT Mortgage REITs Index is a free-float adjusted, market capitalization-weighted index of U.S. Mortgage REITs. Mortgage REITs include all tax-qualified REITs with more than 50 percent of total assets invested in mortgage loans or mortgage-backed securities secured by interests in real property.